(j)(1)
August 31, 2018

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Impact Shares Trust I

We hereby consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in this registration statement on Form N-1A for the Impact Shares Sustainable Development Goals Global Equity ETF, a series of Impact Shares Trust I.

/s/ KPMG LLP

Boston, Massachusetts

August 31, 2018